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                                                                   EXHIBIT 99(i)


         BROADWING INC.                                     Press Release
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Investor contact:                                    Media contact:
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Matt Booher                                          Thomas Osha
513.397.9904                                         513.397.7316
matt.booher@broadwing.com                            tom.osha@broadwing.com
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                     BROADWING NAMES KEVIN MOONEY TO SUCCEED
                 RICHARD ELLENBERGER AS CHIEF EXECUTIVE OFFICER
                  JACK CASSIDY ELECTED CHIEF OPERATING OFFICER
                   DANIEL MEYER ELECTED CHAIRMAN OF THE BOARD

CINCINNATI--September 20, 2002--Broadwing Inc. (NYSE:BRW) today announced that its board of directors has elected Kevin W. Mooney to serve as chief executive officer, effective immediately, succeeding Richard G. Ellenberger who, by mutual agreement, is departing the Company and has resigned from the board. Additionally, the board elected Cincinnati Bell president, Jack F. Cassidy to the position of chief operating officer. Mooney and Cassidy will both join the board as directors.

Daniel J. Meyer, who has served as a director on Broadwing's board since 1999, has been elected Chairman.

Mooney has served as Broadwing's chief operating officer for the past year and previously as the Company's chief financial officer. In addition to his new role, Cassidy will retain his responsibilities as president of Cincinnati Bell.

"The board is very grateful to Rick for his leadership, integrity, and vision that enabled our company to expand its offerings in the Cincinnati market and complete an important strategic acquisition that grew Broadwing from a single market to a national presence," said Meyer.

"At the same time, we are delighted with the strong combination of financial expertise, operational skills and customer focus that Kevin and Jack bring to their respective positions. The board is confident in their ability to continue to strengthen Broadwing's financial position, improve operations, and build value for our shareholders. Moreover, we are pleased to be able to leverage Jack's leadership talents, that have made Cincinnati Bell an industry leader, on a broader scale as Broadwing's chief operating officer," Meyer continued.

"I am excited by the opportunity to build upon the excellent foundation laid by Rick, lead the most talented and dedicated employees in the industry, and increase our presence in important markets," said Mooney. "This is a very challenging telecom environment, and my top priorities are to evaluate alternatives to strengthen our financial position; realize more of the value that we have created in recent years; continue to adjust operationally to thrive in this difficult market; and continue to focus on providing an unparalleled level of service to our customers," Mooney continued.


                                     -more-

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"I am privileged to have worked with so many outstanding individuals at
Cincinnati Bell and Broadwing," said Ellenberger. "And I am extremely proud of the successes we achieved, the challenges we have overcome, and the integrity we displayed in growing Broadwing into an important industry player. I am pleased to be leaving the company in the capable hands of Kevin and Jack, with whom I have worked closely, and have the utmost confidence in their ability to take Broadwing to its next stage of development," said Ellenberger.

Mooney, (44) has served as chief operating officer of Broadwing since November 2001. In that position he was responsible for all operations of the Company and its two principle operating units - Cincinnati Bell and Broadwing Communications. Prior to that, he was chief financial officer of Broadwing, and previously Cincinnati Bell. He has also served at the company's controller and vice president of finance. Before joining Cincinnati Bell in 1990, Mooney held management positions at BellSouth and AT&T.

Cassidy (48) has served as president and COO of Cincinnati Bell since 2000. Previously, he was responsible for the launch of Cincinnati Bell's industry leading long distance and wireless businesses. Prior to that, Cassidy held executive positions with Cantel, Ericsson, and General Electric.

Meyer (65) is the retired Chairman and Chief Executive Officer of Milacron, Inc., a manufacturer of metalworking and plastics processing machinery and systems. He has served as a director of Broadwing since 1999. He also serves as a director of The E.W. Scripps Company, Milacron, Inc., AK Steel Holding Corporation and Hubbell Incorporated.

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ABOUT BROADWING
Broadwing Inc. (NYSE: BRW) is an integrated communications company comprised of Broadwing Communications and Cincinnati Bell. Broadwing Communications leads the industry as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,500-mile optical network and its award-winning IP backbone. Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence and financial strength. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit www.broadwing.com.

NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such


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differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2001 Form 10-K for Broadwing Inc. and Broadwing Communications Inc.



























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